                                                                      Exhibit 99


Company Contacts
----------------
Richard Thompson                             Richard Leland
Chief Financial Officer                      Director, Investor Relations
(561) 451-1000                               (561) 451-1028


ARTESYN ANNOUNCES SALE OF REPAIR AND LOGISTICS BUSINESS UNIT TO SOLECTRON
                            ______________________

BOCA RATON, Fla., December 6, 2001 - - Artesyn Technologies, Inc. (Nasdaq NM:
ATSN) today announced that it has sold its repair and logistics business unit to Solectron Corporation. The purchase price for the transaction was $33.5 million.

Enhanced Focus On Strategic Opportunities

The Artesyn Solutions group provides repair and refurbishment, final assembly and logistics services to leading technology OEMs. Headquartered in Lincoln, California, the group also operates facilities in Nashville, Tennessee and Louisville, Kentucky. Annual sales are estimated at approximately $49 million.

"The sale of the Artesyn Solutions business to Solectron is a solid strategic transaction for both companies," commented Artesyn's President and CEO, Joseph
M. O'Donnell. "Since we acquired the business in 1997, Artesyn Solutions has had a steady record of solid financial performance and customer satisfaction. The combination with Solectron Global Services will provide them with additional resources and opportunities for continued growth."

"For Artesyn, this divestiture is an important step in sharpening the focus of the company on core product lines and near term opportunities in our power and communication products business," continued O'Donnell. "By significantly enhancing Artesyn's balance sheet position, we are able to concentrate our resources on the best opportunities, both internal and external, to further expand the business."

Credit Agreement Waiver Period Extended

In connection with this transaction, Artesyn and its bank group have agreed to an extension of the waiver period under its existing revolving credit agreement to complete negotiations and amendment documentation. The waiver will expire on January 15, 2002, and an agreement is expected to be in place by the expiration date. Artesyn plans to report fourth quarter financial results on January 22, 2002.

About Artesyn Technologies

Artesyn Technologies, Inc., headquartered in Boca Raton, Fla., is a leading provider of power conversion equipment, real-time systems and logistics management for the communications industry. For more information about Artesyn Technologies and its products, please visit the company's web site at http://www.artesyn.com.
----------------------

This release may contain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. Some of these factors include, but are not limited to, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results and general technological changes which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.